Exhibit 21.1
LIST OF SUBSIDIARIES OF THE REGISTRANT
The following are subsidiaries of Mavenir Systems, Inc. and the jurisdictions in which they are organized.

Entity Name	Jurisdiction of Organization
Airwide Solutions India Private Limited	India
Mavenir Holdings, Inc.	USA (Delaware)
Mavenir Systems (Malaysia) Sdn. Bhd.	Malaysia
Mavenir Systems (Shanghai) Co., LTD.	China
Mavenir Systems Australia Pty. Limited	Australia
Mavenir Systems d.o.o.	Croatia
Mavenir Systems GmBH	Germany
Mavenir Systems Holdings Limited	UK
Mavenir Systems IP Holdings, LLC	USA (Delaware)
Mavenir Systems North America Ltd.	Canada
Mavenir Systems Oy	Finland
Mavenir Systems Private Limited (India)	India
Mavenir Systems Pte. Ltd.	Singapore
Mavenir Systems S.L.	Spain
Mavenir Systems UK Limited	UK
Mavenir Systems Austria GmbH	Austria
Mavenir Systems Czech Republic s.r.o.	Czech Republic
Mavenir Systems S.A.S.	France
Mavenir Systems S. de R. L. de C.V.	Mexico
Mavenir Systems Netherlands B.V.	Netherlands
Mavenir Systems Sp. Zo.o.	Poland
Mavenir Systems AB	Sweden
Mavenir Systems de Telecomunicacoes de Brasil Ltda.	Brasil
Mavenir International Holdings, Inc.	USA (Delaware)
Stoke International, Inc.	USA (Delaware)
Stoke Japan, KK	Japan
Stoke UK, Limited	UK
Stoke Networks Private Limited	India
Stoke Korea, Inc.	South Korea
Stoke Singapore Pte. Ltd.	Singapore
Utah Holding Corporation	USA (Delaware)
Utah Intermediate Holding Corporation	USA (Delaware)
Ulticom, Inc.	USA (New Jersey)
Utah France Corporation	USA (Delaware)
Ulticom Asia Pacific Pte. Ltd.	Singapore